Exhibit No.1
AMENDMENT NO. 2 TO
STOCK PURCHASE AGREEMENT
     This AMENDMENT NO. 2 (“Amendment No. 2”), dated as of October 2, 2006, is made by the parties hereto to that certain Stock Purchase Agreement, dated as of April 2, 2006, as amended, (the “SPA”), by and among GTE Venezuela S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Lux Seller”), Verizon International Holdings Inc., a Delaware corporation (“Del Seller” and, together with Lux Seller, the “Sellers”), and Oarsman Investments B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Buyer”).
RECITALS
     A. The SPA may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by October 2, 2006.
     B. As of the date hereof, the Closing has not occurred.
     C. The Sellers and Buyer wish to extend the date after which the SPA may be terminated.
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto (the “Parties”) agree as follows:
AGREEMENT
     1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the SPA.

     2. The Parties agree that Section 9.19(a) of the SPA shall be amended to read as follows:
          (a) This Agreement may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by December 29, 2006; provided that neither the Sellers nor the Buyer may terminate this Agreement pursuant to this sentence if the failure of Closing to occur by such date is attributable to a breach by the Sellers or the Sellers’ Parent, on the one hand, or the Buyer or the Buyer Parents, on the other hand, respectively, of any of their material obligations hereunder. Notwithstanding the foregoing, the Buyer shall have the right to terminate this Agreement before December 29, 2006 if there is a failure of any of the conditions to the Buyer’s obligation to close set forth in paragraphs (c), (d), (e), (f), (h) or the first sentence of (i) of Section 7.3, provided that such failure is incapable of being cured before December 29, 2006. The party seeking to terminate this Agreement pursuant to this Section 9.19(a) shall (i) first discuss with the other party the reasons that Closing has not occurred and whether an extension should be agreed, and (ii) if an extension is not agreed, give prompt written notice of such termination to the other party.
     3. Except as expressly provided in this Amendment No. 2, all of the terms and conditions of the SPA remain unchanged and in full force and effect.
     4. This Amendment No. 2 and all disputes or controversies arising out of or relating to this Amendment No. 2 or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any dispute or controversy arising out of this Amendment No. 2 shall be resolved in accordance with the applicable provisions of Article 9 of the SPA.
     5. This Amendment No. 2 may be executed in any number of counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.
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     IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

GTE Venezuela S.à r.l.

By:	Verizon International Holdings Inc.,
Its Manager

By:	/s/ Christopher M. Bennett

	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

Verizon International Holdings Inc.

By:	/s/ Christopher M. Bennett

	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

Oarsman Investments B.V.

By:	/s/ Alejandro Cantú Jiménez

	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-Fact

By:	/s/ Sergio Rodriguez Molleda

	Name:	Sergio Rodriguez Molleda
	Title:	Attorney-in-Fact

     The undersigned join as parties to foregoing Amendment No. 2 for the limited purposes provided in Section 9.20 of SPA.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen

	Name:	John W. Diercksen
	Title:	Executive Vice President – Strategy Development and Planning

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Sergio Rodriguez Molleda

	Name:	Sergio Rodriguez Molleda
	Title:	Attorney-in-fact

AMÉRICA MÓVIL, S.A. DE C.V.

By:	/s/ Alejandro Cantú Jiménez

	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-fact